Exhibit 10.1

FIRST AMENDMENT
TO THE
NOVELL, INC.
DEFERRED COMPENSATION PLAN
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005 FOR IRC §409A)

        This First Amendment to the Novell, Inc. Deferred Compensation Plan, as amended and restated for IRC §409A effective January 1, 2005 (the “Plan”), is made and adopted this ______ day of ______________, 2009, by the Compensation Committee (“Committee”) of the Board of Directors of Novell, Inc., the sponsoring Employer of the Plan, (hereinafter referred to as the “Employer”).

W I T N E S S E T H:

        WHEREAS, the Employer has previously adopted the Plan effective November 1, 1994, and has most recently restated the Plan in full effective January 1, 2005, and continues to maintain the Plan; and

        WHEREAS, the Employer has reserved the right to amend the Plan in whole or in part, and has delegated to the Committee the authority to act on behalf of the Employer with respect to adopting amendments to the Plan; and

        WHEREAS, the Committee now desires to amend the Plan to adjust the manner in which Employer Matching Contributions shall be determined and made to the Plan;

        NOW THEREFORE, in consideration of the foregoing premises, the Committee amends the Plan as follows (amended language is in bold italics):

1.    Section 4.1 is amended to read as follows:

4.1 Matching Contributions. The Company shall contribute to the Participant’s Deferral Account in the Plan an amount equal to 100% of up to 4% of each Participant’s Compensation that is deferred under this Plan, reduced by any Company matching contributions allocated to the Participant’s matching contribution account under the Novell 401(k) Plan during the Plan Year. The contribution made pursuant to this Section 4.1 shall be credited to the Deferral Account of the appropriate Participant as provided in Article V and distributed in accordance with Article VI, subject to the distribution election of the Participant made pursuant to Section 6.2.

From and after the Effective Date any increase in the amount of the Company matching contribution to this Plan for the Plan Year due to a reduction in the amount of the matching contribution made by the Company to the Participant’s matching contribution account under the Novell 401(k) Plan during the Plan Year shall never exceed the amount of the reduction. Effective January 1, 2010, and for all Plan Years thereafter, if at any time during the Plan Year the Company’s matching contribution to the Novell 401(k) Plan is suspended, then the amount of the matching contribution the Company shall make to the Participant’s Deferral Account in this Plan shall be reduced by the maximum amount of matching contribution that could have been allocated to the Participant’s account under the Novell 401(k) Plan during the period of suspension, had the Company’s matching contribution not been suspended. The Plan shall calculate the reduction in the matching contribution to this Plan by assuming the Participant has made maximum equal periodic elective deferrals to the Novell 401(k) Plan during the suspension period, without regard to whether the Participant actually participated in and made any elective deferrals to the Novell 401(k) Plan during that period.

2.    This Amendment shall be effective January 1, 2010, and shall apply to all Participants and to all Eligible Employees (whether or not currently participating in the Plan) who terminate employment on or after that date.

3.    In all other respects the Plan is ratified and approved.

IN WITNESS WHEREOF, the Committee, for and on behalf of the Employer, has caused this First Amendment to the Plan to be duly executed as of the date and year first above written.

NOVELL, INC.

By:_________________________________
Senior Vice President, Human Resources